Exhibit 10.25

CONSULTING AGREEMENT

This Amendment is made and entered into this 26th day of October 2021, by and between Mullen Technologies, Inc., located at 1405 Pioneer Street, Brea, CA 92821 (the “Company”) and Mary Winter, (the “Consultant”).

The Company hereby enters into this Agreement for services with Consultant to compensate for Corporate Secretary services and Director duties provided for the period of October 1, 2021 for one calendar year through Sept. 30, 2022 in the amount of $60,000 annually or $5,000 per month.

1.	Any notice or other communication required under this Agreement shall be in writing and sent to the address set forth as follows:

Mullen Technologies, Inc.

1405 Pioneer Street

Brea, CA 92821

Mary Winter

Notices or communications to or between the Parties shall be deemed to have been delivered when mailed by first class mail, provided that notice of default or termination shall be sent by registered or certified mail, or, if personally delivered, when received by such party.

2.	In the event that any court of competent jurisdiction shall hold any provision of this Agreement unenforceable or invalid, such holding shall not invalidate or render unenforceable any other provision hereof.

3.	All other prior discussions, communications and representations concerning the subject matter of this Agreement are superseded by the terms of this Agreement, and except as specifically provided herein, this Agreement constitutes the entire agreement with respect to the subject matter hereof.

In Witness Whereof, the parties signify their agreement effective the date above first written by the signatures affixed below.

COMPANY		CONSULTANT

BY:	/s/ David Michery	BY:	/s/ Mary Winter

David Michery		Mary Winter

10/26/2021		10/26/2021
(Date)		(Date)